Exhibit 2.2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), effective as of May 19, 2005, amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2005, by and between Coastal Banking Company, Inc., a South Carolina corporation (“Coastal”), and First Capital Bank Holding Corporation, a Florida corporation (“First Capital”).

WHEREAS, Coastal and First Capital are parties to the Merger Agreement;

WHEREAS, the parties wish to amend the Merger Agreement as provided herein; and

WHEREAS, pursuant to Section 11.5 of the Merger Agreement, the Merger Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties.

NOW, THEREFORE, in consideration of the above and the agreements set forth herein, the Parties agree as follows:

1.                                       The text of Section 2.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

2.1                                 Articles of Incorporation.  The Amended and Restated Articles of Incorporation of Coastal to be attached as an appendix to the plan of merger and filed with the Articles of Merger with the Department of State of Florida and the Secretary of State of South Carolina shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

2.                                       The text of Section 2.3 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

2.3                                 Directors of Coastal. Upon the Effective Time and as set forth in the Amended and Restated Articles of Incorporation described in Section 2.1 above, the Surviving Company shall have 12 directors determined as follows:

(a)                                  The Coastal directors that will serve in the Surviving Company shall be James W. Holden, Class I; James C. Key, Class I; Ladson F. Howell, Class II; Dennis O. Green, Class II; Randolph C. Kohn, Class III; and Robert B. Pinkerton, Class III.  It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that if any of the directors set forth this subsection cease to be a director of Coastal prior to date of the 2007 Coastal annual meeting of shareholders, a majority of the remaining directors set forth in this subsection shall have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees; and

(b)                                 The First Capital directors that will serve in the Surviving Company shall be Michael G. Sanchez, Class I; Christina H. Bryan, Class I; Ron Anderson, Class II; Suellen Rodeffer Garner, Class II; Robert L. Peters, Class III; and Edward E. Wilson, Class III.  It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that if any of the directors set forth in this subsection cease to be a director prior to the date of the 2007 Coastal annual meeting of shareholders, a majority of the remaining directors set forth in this subsection shall have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees.

(c)                                  It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that a majority of the directors set forth in Section 2.3(a) of this Agreement shall have the right to nominate two directors for the 2006 Coastal annual meeting of shareholders and a majority of the directors set forth in Section 2.3(b) of this Agreement shall have the right to nominate two directors for the 2006 Coastal annual meeting of shareholders, so long as the nominations are reasonably acceptable to the nominating committee;

(d)                                 It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that following the Merger and at least through the day immediately preceding the 2007 Coastal annual meeting of shareholders, the Chairman of the Board of Coastal shall be elected by a vote of a majority of the directors of Coastal then in office, provided that in the case of a tie vote, the Chairman of the Board of Coastal should be nominated by the directors set forth in Section 2.3(b) of this Agreement and, so long as the nominee is reasonably acceptable to the remaining board members, the full board will vote in favor of such nominee to serve as Chairman.

3.                                       The Amendment may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Capitalized terms used but not defined in this Amendment shall have the meaning assigned to them in the Merger Agreement.  Any counterpart executed and delivered by facsimile shall have the same force and effect as a manually signed original.

4.                                       Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Amendment shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina.

5.                                       Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect as is hereby ratified and confirmed.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COASTAL BANKING COMPANY, INC.

By:	/s/ Randolph C. Kohn
Randolph C. Kohn
President and Chief Executive Officer

FIRST CAPITAL BANK HOLDING CORPORATION

By:	/s/ Michael G. Sanchez
Michael G. Sanchez
President and Chief Executive Officer